EXHIBIT 99.1

WOLVERINE WORLD WIDE, INC. 9341 Courtland Drive, Rockford, MI 49351 Phone (616) 866-5500; FAX (616) 866-0257

FOR IMMEDIATE RELEASE CONTACT: Stephen L. Gulis Jr. (616) 866-5570

WOLVERINE WORLD WIDE, INC. ANNOUNCES
SHARE REPURCHASE PROGRAM AND
DECLARES QUARTERLY DIVIDEND

          Rockford, Michigan - December 9, 2003 - Directors of Wolverine World Wide, Inc. (NYSE:WWW) authorized today the repurchase of an additional 2.0 million shares of the Company's common stock through open market or privately negotiated transactions over a two year period. The new authorization follows similar repurchase programs initiated by Company Directors in 2000 and 2002, under which approximately 200,000 shares remain authorized for repurchase. Excluding treasury shares, Wolverine World Wide has approximately 39.5 million shares of common stock issued and outstanding.

          In addition to the stock repurchase program, the Directors approved a quarterly cash dividend of $0.055 per share of common stock. The dividend is payable February 2, 2004, to stockholders of record on January 2, 2004. The dividend is consistent with the dividends declared in the previous three quarters and represents a $0.22 per share annual dividend.

          "We are very pleased with the financial strength of our business," stated Stephen L. Gulis, Jr., Wolverine World Wide's Executive Vice President and CFO. "Our growth plan is working and our business continues to generate strong cash flow. The new share repurchase authorization reflects our belief that the Company's stock is an excellent value and our dividend program, which has grown consistently over the past decade, continues to reward stockholders."

          With a commitment to service and product excellence, Wolverine World Wide, Inc. is one of the world's leading marketers of branded casual, active lifestyle, work, outdoor sport and uniform footwear and slippers. The Company's portfolio of highly recognized brands includes: Bates®, Hush Puppies®, Merrell®, Sebago® and Wolverine®. The Company also markets footwear under popular licensed brands including CAT®, Harley-Davidson® and Stanley®. The Company's products are carried by leading retailers in the U.S. and are distributed internationally in over 130 countries. For additional information, please visit our website, www.wolverineworldwide.com.

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